Exhibit 1

AGREEMENT OF JOINT FILING

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Date:	August 9, 2007

	HealthCor Management, L.P., for itself and as manager on behalf of (i) HealthCor Offshore, Ltd. and (ii) HealthCor Hybrid Offshore, Ltd.	HealthCor Associates, LLC

By:	HealthCor Associates, LLC, its general partner	By:/s/ Steven J. Musumeci Name: Steven J. Musumeci Title: Chief Operating Officer

By: /s/ Steven J. Musumeci
	Name: Steven J. Musumeci	HealthCor Group, LLC
Title: Chief Operating Officer
By:/s/ Steven J. Musumeci
	HealthCor Capital, L.P., for itself and as general partner on behalf of HealthCor, L.P.	Name: Steven J. Musumeci Title: Chief Operating Officer

By:	HealthCor Group, LLC, its general partner
/s/ Joseph Healey Joseph Healey, Individually
By:/s/ Steven J. Musumeci
	Name: Steven J. Musumeci Title: Chief Operating Officer	/s/Arthur Cohen Arthur Cohen, Individually